Exhibit 99.1

Ace Green Recycling, a Global Leader in Battery Recycling Technology, to Become a Public Company

●	Ace’s innovative modular battery recycling platform is designed to minimize battery waste and retain critical battery materials of strategic importance.

●	Ace, with commercial operations in Asia, is focused on global expansion and plans to develop a flagship battery recycling plant in Texas for lead and lithium-ion batteries.

●	Ace believes that it is uniquely positioned to commercially recycle both lead and lithium-ion batteries using fully electrified processes that produce zero Scope 1 emissions, zero toxic water and zero solid waste.

●	Ace has established a robust network of supply chain partners, including a 15-year offtake agreement with Glencore, one of the world’s largest global diversified natural resource companies and a leading company in the recycling industry.

●	Ace is assigned an equity value of $250 million in the transaction, which is expected to close in the first half of 2025.

Houston – December 4, 2024 – Ace Green Recycling, Inc. (“Ace” or the “Company”), a leading provider of sustainable battery recycling technology solutions, and Athena Technology Acquisition Corp. II (“ATAC II”) (NYSE: ATEK), a special purpose acquisition company, today announced that they have entered into a definitive business combination agreement, pursuant to which a wholly-owned subsidiary of ATAC II will merge with and into Ace, with Ace becoming a wholly-owned subsidiary of ATAC II and Ace’s operations becoming the operating business of the combined entity.

Ace’s revolutionary battery recycling technology focuses on recovering critical battery materials from both lead and lithium-ion batteries. The Company’s innovative and modular technologies are fully electrified, producing zero Scope 1 emissions, zero toxic water and zero solid waste. These capabilities position Ace as a provider of hydrometallurgical recycling solutions without any smelting or thermal processes for both lead and lithium batteries. Ace currently operates commercial facilities in India (lithium-ion; since 2023) that it owns and has licensed its technology to ACME Metal in Taiwan (lead; since 2024), with advanced plans to deploy its technology by building its own plant in the United States. The Company has proven its technology’s commercial credentials by enabling processing of more than three million pounds of lead and lithium batteries in India and Taiwan.

The Company’s LithiumFirst™ technology is capable of commercially recovering up to 75% of lithium with a purity exceeding 99% from lithium iron phosphate (“LFP”) and Nickel Manganese Cobalt (“NMC”) batteries. In addition to recovering Lithium, the Company’s LithiumFirstTM technology also recovers NMC salts, graphite, iron phosphate and other materials such as plastics, steel, aluminum and copper by utilizing a closed-loop hydrometallurgical process that avoids pyrometallurgical operations and produces no liquid waste or Scope 1 carbon emissions.

Ace’s GREENLEAD® Recovery Technology is a fully electric process that produces zero Scope 1 emissions and is capable of recovering up to 99% of battery-grade lead with more than 99.98% purity. Ace’s process is designed to replace legacy smelting operations, which are detrimental to the environment, as well as human health due to potential lead poisoning, and is expected to facilitate a more streamlined permitting process.

Ace's expansion strategy centers on the development of battery recycling plants in the U.S., creating centralized hubs for the sustainable recovery of valuable materials from end-of-life batteries. These plants are expected:

●	Drive domestic job creation: Generate high-quality manufacturing jobs in the U.S., stimulating local economies and strengthening America’s workforce.

●	Enhance critical battery material security: Reduce reliance on foreign sources of critical minerals such as lithium, cobalt, nickel and lead, bolstering domestic supply chains and supporting the growth of the U.S. electric vehicle and renewable energy sectors.

●	Promote renewable energy partnerships: Develop partnerships for renewable captive power with distributed power generators, further minimizing the environmental impact of operations.

Key Investment Highlights

●	Commercial Stage/Revenue Generating: Ace operates commercial facilities in India (since 2023) and Taiwan (since 2024), with planned project development in the U.S. (Texas), Europe, and Israel, along with complimentary supply chain operations. The Company is currently generating approximately $23 million in annual revenue.

●	Large Target Markets: Ace’s market strategy targets immense opportunities across two core sectors: the mature lead battery recycling market, valued at over $20 billion in 2024, and the rapidly growing lithium-ion battery recycling market, projected to exceed $35 billion by 2040.

●	Anticipated Profitability in 2026: Unique modular, cost-effective deployment strategy allows for high margins and an efficient CapEx and OpEx model.

●	Diversified Business Model: The Company monetizes considerable opportunities in battery recycling through owned and operated facilities, joint venture and licensing agreements, and supply chain and services contracts.

●	Differentiated and Superior Proprietary Green Technology: Already approved by regulators in key global markets, Ace’s electrified process eliminates the typical toxic waste and carbon emissions that have forced the shutdown of peer facilities. Additionally, Ace is differentiated in its ability to process both lead and lithium batteries, including LFP, as its competitors are generally unable to process LFP batteries and are able to process either lead or lithium batteries, but not both.

●	Superior Supply-Chain Expertise: Ace believes that it is poised for global expansion, supported by a robust network of supply chain partners across the U.S., Europe, Asia and Africa.

●	Anchored by Marquee Customers: Global offtake agreement with Glencore, one of the world’s largest global diversified natural resource companies and a leading company in the recycling industry, underpins the high demand for low-cost feedstock to enable the electrification of vehicles, solar energy and the transition to green energy solutions.

●	Supportive Global Tailwinds: National security, economic and sustainability initiatives have globalized the refining of feedstock and battery production away from traditional sources.

●	U.S. Focus: We believe that Ace’s planned facility in Texas and anticipated U.S. footprint will support the U.S. in safeguarding its critical battery metals supply chain. Additionally, Ace is collaborating with the U.S. Department of Energy’s National Renewable Energy Laboratory for advanced research on recycling of LFP batteries and upcycling of spent graphite to battery grade.

●	Leading IP Portfolio: Executing customized IP strategies in the lithium and lead recycling spaces, Ace has developed an industry-leading IP portfolio consisting of utility patents, stealth patents and trade secrets supported by more than a decade of research and development (“R&D”). Ace also collaborates with R&D institutions such as the Indian Institute of Technology and Singapore Polytechnic on battery recycling topics.

●	Management Expertise: Ace’s team of industry leaders brings together diverse expertise in battery recycling, green energy, business development and global strategy.

●	Backed by Seasoned Industry Investors: Ace’s current investors have deep expertise in the metals and recycling sectors, including Claude Dauphin Family Office, former executives at Trafigura, Circulate Capital, and the Francis Family Fund ApS.

Management Commentary

“Ace is advancing electrification by building a global recycling technology to create sustainable supply chain solutions for critical metals that will enable next-generation technologies,” said Nishchay Chadha, CEO of Ace. “Compared to other recyclers, we employ a modular, fully electrified, low CapEx strategy, addressing two distinct and sizeable markets in lead and lithium-ion batteries. We believe that this approach will allow us to rapidly achieve commercial scale while diversifying both our feedstock and end-markets. Our planned focus on the U.S. market makes listing on a U.S. exchange a strategic move that better aligns our goals with our core stakeholders.”

Transaction Overview

The proposed business combination (the “Proposed Business Combination") is expected to close in the first half of 2025, subject to customary closing conditions including regulatory, court and shareholder approvals. Concurrently, Ace expects to complete a financing from existing insiders and various strategic and fundamental investors.

Advisors

Chardan is serving as exclusive financial advisor to Ace Green Recycling Inc. Lucosky Brookman LLP is serving as legal counsel to Ace Green Recycling Inc. Latham & Watkins LLP is serving as legal counsel to Athena Technology Acquisition Corp. II.

About Ace Green Recycling

Ace Green Recycling, Inc., incorporated in Delaware, is an innovative battery recycling technology platform offering sustainable end-of-life solutions. It has deployed modular, Scope 1 emissions-free recycling plants for Lithium (NMC & LFP) and Lead batteries used in various industries including electronics, automotive and energy storage. Ace is founded by Nishchay Chadha, who serves as its Chief Executive Officer and is a veteran in recycling, mining and global supply chain industries and Dr Vipin Tyagi as Chief Technology Officer, who is an accomplished scientist with extensive experience in battery materials recycling technology. For more information, please visit https://www.acegreenrecycling.com/.

Additional Information and Where to Find It

In connection with the Proposed Business Combination, ATAC II and Ace are expected to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”) by ATAC II, which will include preliminary and definitive proxy statements to be distributed to ATAC II’s shareholders in connection with ATAC II’s solicitation for proxies for the vote by ATAC II’s shareholders in connection with the Proposed Business Combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to Ace’s shareholders in connection with the completion of the Proposed Business Combination. After the Registration Statement has been filed and declared effective, ATAC II will mail a definitive proxy statement and other relevant documents to its shareholders as of the record date established for voting on the Proposed Business Combination. ATAC II’s shareholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus, in connection with ATAC II’s solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the Proposed Business Combination, because these documents will contain important information about ATAC II, ACE, and the Proposed Business Combination. This communication is not a substitute for the Registration Statement, the definitive proxy statement/prospectus, or any other document that ATAC II will send to its shareholders in connection with the Proposed Business Combination. Shareholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the Proposed Business Combination and other documents filed with the SEC by ATAC II, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Athena Technology Acquisition Corp. II, Attn: Isabelle Freidheim, 442 5th Avenue, New York, NY.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION AND THE PARTIES TO THE PROPOSED BUSINESS COMBINATION. Investors and security holders will be able to obtain copies of these documents (if and when available) and other documents filed with the SEC free of charge at www.sec.gov. The definitive proxy statement/ prospectus (if and when available) will be mailed to shareholders of ATAC II as of a record date to be established for voting on the Proposed Business Combination. Shareholders of ATAC II will also be able to obtain copies of the proxy statement/prospectus without charge, once available, at the SEC’s website at www.sec.gov.

Participants in the Solicitation

ATAC II, Ace and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ATAC II’s shareholders in connection with the Proposed Business Combination. Information about ATAC II’s directors and executive officers and a description of their interests in ATAC II and with respect to the Proposed Business Combination and any other matters to be acted upon at the ATAC II shareholder meeting will be included in the proxy statement/prospectus for the Proposed Business Combination and be available at the SEC’s website (www.sec.gov). Information about Ace’s directors and executive officers and information regarding their interests in Ace and with respect to the Proposed Business Combination will also be included in such registration statement.

No Offer or Solicitation

This press release relates to a proposed transaction between ATAC II and Ace. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any offer, sale or exchange of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. These forward-looking statements include the statements regarding the expected timing for completion of the Proposed Business Combination, Ace’s U.S. development plans and global expansion plans, the expected impact of Ace’s planned battery recycling plants in the U.S., and Ace’s expectation that it will be profitable in 2026; in some cases you can also identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. All forward-looking statements are based on ATAC II’s and Ace’s current expectations and beliefs concerning future developments and their potential effects. Forward-looking statements are based on various assumptions, whether or not identified in this press release, are not guarantees of future performance, and involve a number of risks, uncertainties, or other factors that may cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements included in this press release.

These risks and uncertainties include, but are not limited to: (i) the failure to satisfy the conditions to the consummation of the Proposed Business Combination, including the adoption and approval of the Business Combination Agreement, the Proposed Business Transaction, the intended financing and other related matters by ATAC II’s shareholders, (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement, (iii) the effect of the announcement or pendency of the Proposed Business Combination on Ace’s business relationships, operating results and business generally, (iv) risks that the Proposed Business Combination disrupts Ace’s current plans and operations, (v) the outcome of any legal proceedings that may be instituted against ATAC II or Ace related to the Business Combination Agreement or the Proposed Business Combination, (vi) the risks that the consummation of the Proposed Business Combination is substantially delayed or does not occur, including prior to the date on which ATAC II is required to liquidate under the terms of its charter documents (as may be amended) and the potential failure to obtain an extension of its business combination deadline in ATAC II’s upcoming Annual Meeting of Stockholders, (vii) costs related to the Proposed Business Combination and the failure to realize anticipated benefits thereof or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions, (viii) the risk that Ace and its current and future collaborators are unable to continue to successfully develop and commercialize Ace’s products and services, or experience significant delays in doing so, (ix) the risk that Ace may need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all, (x) the ability of ATAC II to maintain the listing of its securities on a U.S. exchange before the closing of the Proposed Business Combination and following the Proposed Business Combination, and (xi) the risk that the post-transaction company experiences difficulties in managing its growth and expanding operations. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form S-4 and proxy statement/prospectus discussed above and other documents filed or to be filed by ATAC II and/or or any successor entity thereof from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and ATAC II and Ace assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contacts:

Media
Media@acegreenrecycling.com

Investors
Investors@acegreenrecycling.com

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